Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned, Sherry Houtkin (individually and as co-executor of the estate of Harvey Houtkin), and Brad Houtkin (as co-executor of the Estate of Harvey Houtkin) does hereby agree that the Schedule 13D to which this Exhibit 99.1 is attached is being filed on behalf of Sherry Houtkin, and her deceased husband, Harvey Houtkin.

/s/ Brad Houtkin
Brad Houtkin, as
Co-Executor of the Estate of Harvey Houtkin

/s/ Sherry Houtkin
Sherry Houtkin, Individually and as
Co-Executor of the Estate of Harvey Houtkin

February 4, 2009